AMENDMENT TO ASSET PURCHASE AGREEMENT


          THIS AMENDMENT TO ASSET PURCHASE AGREEMENT, made and entered into as of March 31, 1995, (the "Amendment") between TEXFI INDUSTRIES, INC. ("Texfi") and DECOTECH, L.C. (the "Buyers"), amending that Asset Purchase Agreement between Texfi and Buyer (by assignment from Marion, Inc.) dated as of February 10, 1995 (the "Asset Purchase Agreement").

          WHEREAS, Texfi and Buyer have agreed to amend the Asset Purchase Agreement as set forth herein;

          NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agrees as follows:

          1. The Asset Purchase Agreement is hereby amended by deleting Subsection 2.3(ii) thereon in its entirety and substituting therefor the following:

              "(ii) Buyer shall deliver to Seller the Subordinated Promissory Note in the original principal amount of $2,000,000;"

          2.  The Asset Purchase Agreement is hereby amended by deleting
Section 4.1 thereof in its entirety and substituting therefor the following:

              "4.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "Closing") shall be held as of 5:00 P.M. local time on March 31, 1995 (the "Closing Date") at the offices of Schell Bray Aycock Abel & Livingston L.L.P., 230 North Elm Street, Greensboro, North Carolina 27401, unless the parties hereto shall otherwise agree. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceeding shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered."

          3.  The Asset Purchase Agreement is hereby amended by deleting
Section 4.2(b)(iii) thereof in its entirety and substituting therefor the following:

              "(iii) assignments of all Contract Rights included in the Purchase Assets and subleases of equipment under certain operating leases described in subsection (b) of the definition of "Assumed Contracts."

          4.  Except as hereby modified or amended, the Asset Purchase

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Agreement shall continue in full force and effect unchanged.

          5. This Amendment shall be construed in accordance with the laws of the State of North Carolina and shall be binding upon and adhere to the benefit of any assignee or successor in interest to the respective parties hereto.

          IN WITNESS WHEREOF, Texfi and Buyer have caused this Amendment to be duly executed as of the date first above written.

                                       TEXFI INDUSTRIES, INC.


                                       By:   /S/ Dane L. Vincent

                                       Title:  Vice President Finance,
                                               Treasurer

                                       DECOTECH, L.C.

                                       By: Management Advisory
                                           Services, Inc., Manager


                                       By:   /S/ L. Terrell Sovey, Jr.

                                       Title:   President

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